Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to VBI Vaccines Inc.’s Registration Statement No. 333-203493 on Form S-3 of our report dated May 1, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the ability of Variation Biotechnologies (US) Inc. (the “Company”) to continue as a going concern), relating to the financial statements of the Company (before the effects of the reverse merger (not presented therein) appearing in the Annual Report on Form 10-K of VBI Vaccines Inc. for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

Ottawa, Canada

July 8, 2015